UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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COMPLETE PRODUCTION SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 12, 2007

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Complete Production Services, Inc. to be held on May 24, 2007, at 9:30 A.M. local time, at 1919 Briar Oaks Lane, St. Regis Hotel, Houston, Texas 77027.

At this year’s annual meeting you will be asked to: (i) elect three directors to serve for a three-year term; (ii) ratify the selection of our independent registered public accountants; and (iii) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for directors and ratification of the Audit Committee’s selection of independent registered public accountants are in Complete Production Services, Inc.’s best interests and in the best interests of its stockholders, and, accordingly, recommends a vote “FOR” election of the three nominees for directors and “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or the voting instruction form provided by your broker or other nominee. This will ensure your shares are represented at the annual meeting.

Sincerely,

James F. Maroney
Vice President, Secretary and General Counsel

COMPLETE PRODUCTION SERVICES, INC.
11700 Old Katy Road, Suite 300
Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2007

To the stockholders of Complete Production Services, Inc.:

We will hold our annual meeting of stockholders at 1919 Briar Oaks Lane, St. Regis Hotel, Houston, Texas 77027, on May 24, 2007, at 9:30 A.M. local time, for the following purposes:

1. To elect Harold G. Hamm, James D. Woods and W. Matt Ralls as directors with a three-year term expiring at the 2010 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. To ratify the selection of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending December 31, 2007.

3. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are described in the attached proxy statement. Only our stockholders of record at the close of business on March 30, 2007, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at our annual meeting will be available for inspection at the annual meeting, and at our executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important.  It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the enclosed proxy card or voting instruction form. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting instruction form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing the enclosed proxy card or voting instruction card will ensure your shares are represented at the annual meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding your voting rights.

By Order of the Board of Directors,

James F. Maroney
Vice President, Secretary and General Counsel
Complete Production Services, Inc.

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PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited on behalf of the board of directors of Complete Production Services, Inc., a Delaware corporation (“Complete Production Services,” “we,” “our” or “us”), for use at the 2007 annual meeting of stockholders to be held on Thursday, May 24, 2007, at 9:30 A.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying notice of annual meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. We intend to mail this proxy statement and accompanying proxy card on or about April 13, 2007 to all stockholders entitled to vote at the annual meeting. The annual meeting will be held at 1919 Briar Oaks Lane, St. Regis Hotel, Houston, Texas 77027.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 30, 2007. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting by Proxy

The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to us. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the enclosed paper proxy in the self-addressed postage paid envelope provided.

Your vote is very important. Accordingly, please complete, sign and return the enclosed proxy card or voting instruction card whether or not you plan to attend the annual meeting in person. You should vote by submitting your proxy or voting instructions even if you plan to attend the annual meeting.

All properly signed proxies that are received before the polls are closed at the annual meeting and that are not revoked will be voted at the annual meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the three nominees for director and “FOR” ratification of the selection of the independent auditors.

Voting in Person

If you are a stockholder of record and plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares (your broker or other nominee) authorizing you to vote at the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas 77079
Attn: Secretary

If your shares are held in “street name” by a broker or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Quorum and Votes Required

At the close of business on March 30, 2007, 72,393,526 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

A majority of the outstanding shares of common stock present in person or represented by proxy will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters which the New York Stock Exchange (“NYSE”), determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

For Proposal 1, directors will be elected by a plurality of the votes cast. Thus the three nominees receiving the greatest votes will be elected. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. Brokers generally have discretionary authority to vote on the election of directors and thus broker non-votes are generally not expected to result from the vote on election of directors. Any broker non-votes that may result will not affect the outcome of the election.

For Proposal 2, the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Grant Thornton LLP as our independent auditors. Abstentions will have the same effect as votes against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged Morrow & Co., Inc., to assist in the solicitation of proxies and to provide related advice and informational support, for a service fee of approximately $5,000 and the reimbursement of customary expenses. We also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at (281) 372-2300 or investor.relations@completeproduction.com or write to: Complete Production Services, Inc., 11700 Old Katy Road, Suite 300, Houston, Texas 77079, Attn: Investor Relations.

Important Information About Us

On September 12, 2005, Integrated Production Services, Inc. (“IPS”), Complete Energy Services, Inc. (“CES”) and I.E. Miller Services, Inc. (“IEM”) were combined and became Complete Production Services, Inc. in a transaction we refer to as the “Combination.” IPS was the acquirer in the Combination and was subsequently renamed Complete Production Services, Inc. On April 20, 2006, we entered into an underwriting agreement in connection with our initial public offering and became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On April 21, 2006, our common stock began trading on the NYSE under the symbol “CPX.”

ITEM 1:

ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Certificate of Incorporation provides that the exact number of directors shall be set by our board of directors. Our board of directors has set the current authorized directors at nine members. The directors are divided into three classes, with each class serving for a term of three years. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this annual meeting, Class II, consists of three directors. Effective as of March 20, 2007, David C. Baldwin, a Class III director, resigned from our board of directors and Michael McShane and Marcus A. Watts were each appointed as Class III directors to our board of directors to serve until the 2008 annual meeting of stockholders. As a result, our board of directors increased the number of directors on our board of directors from eight to nine effective as of March 20, 2007. Also on March 20, 2007, Mr. Winkler was appointed our Chairman of the Board and Mr. Waite was appointed our Presiding Non-Employee Director.

Board Nominees

Based upon the recommendation of our Nominating and Corporate Governance Committee, our board of directors has nominated Harold G. Hamm, James D. Woods and W. Matt Ralls for re-election as directors to the board. If elected, each director nominee would serve a three-year term expiring at the close of our 2010 annual meeting, or until their successors are duly elected. Messrs. Hamm, Woods and Ralls currently serve on our board of directors. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is information regarding each nominee and each person whose term of office as a director will continue after the annual meeting as of the record date. There are no family relationships among any directors.

			Director	Term
Name	Age	Position	Since	Expires

Joseph C. Winkler	55	Chairman and Chief Executive Officer	2005	2009
Andrew L. Waite	46	Presiding Non-Employee Director	2005	2009
Robert S. Boswell	57	Director	2005	2008
Harold G. Hamm	61	Director	2005	2007
Michael McShane(1)	52	Director	2007	2008
W. Matt Ralls(1)	57	Director	2005	2007
R. Graham Whaling(1)(2)	52	Director	2005	2009
Marcus A. Watts(3)	48	Director	2007	2008
James D. Woods(2)(3)	75	Director	2001	2007

(1)	Current member of the Audit Committee of the Board

(2)	Current member of the Compensation Committee of the Board

(3)	Current member of the Nominating and Corporate Governance Committee of the Board

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 30, 2007.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2010 Annual Meeting of Stockholders

Harold G. Hamm.  Mr. Hamm has served as our director since September 2005. From October 2004 until September 2005, Mr. Hamm served as a director of CES, one of our predecessors. Mr. Hamm was elected Chairman of the board of directors of Hiland Partners’ general partner in October 2004. Hiland Partners is a NASDAQ publicly traded midstream master limited partnership. Mr. Hamm has served as President and Chief Executive Officer and as a director of Continental Gas, Inc., a midstream natural gas gathering company since December 1994 and then served as Chief Executive Officer and a director until 2004. Since its inception in 1967, Mr. Hamm has served as President and Chief Executive Officer and a director of Continental Resources, Inc. and currently serves as Chairman of its board of directors. Continental Resources, Inc. is an independent exploration and production company. Mr. Hamm is the chairman of the Oklahoma Independent Petroleum Association. He is the founder and served as Chairman of the board of directors of Save Domestic Oil, Inc. Currently, Mr. Hamm is President of the National Stripper Well Association, and serves on the executive boards of the Oklahoma Independent Petroleum Association and the Oklahoma Energy Explorers.

W. Matt Ralls.  Mr. Ralls has served as our director since December 2, 2005. Mr. Ralls serves as Executive Vice President and Chief Operating Officer for GlobalSantaFe Corporation, an international contract drilling company, a position he has held since June 2005. He had previously served as Senior Vice President and Chief Financial Officer for GlobalSantaFe. Previously, he was Global Marine Inc.’s Senior Vice President, Chief Financial Officer and Treasurer from January 1999 to November 2001 when Global Marine merged to become GlobalSantaFe. He served as Global Marine’s Vice President and Treasurer from 1997 to January 1999. Mr. Ralls served as Vice President of Capital Markets and Corporate Development for The Meridian Resource Corporation, an independent exploration and production company, before joining Global Marine. Prior to joining The Meridian Resource Corporation, Mr. Ralls served as Executive Vice President, Chief Financial Officer and a director of Kelley Oil Corporation, an independent exploration and production company, from 1990 until 1996. Mr. Ralls spent the first 17 years of his career in commercial banking, mostly at the senior loan management level, with three large Texas banks, including NationsBank in San Antonio, Texas.

James D. Woods.  Mr. Woods has served as our director since June 2001. From June 2001 until September 2005, Mr. Woods served as a director of IPS, which, subsequent to the Combination in September 2005 with CES and IEM, was renamed Complete Production Services, Inc. During the period beginning in 1988 and ending in March 2005. Mr. Woods was the Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated. Mr. Woods was Chief Executive Officer of Baker Hughes from April 1987, and Chairman from January 1989, in each case until January 1997. Mr. Woods was a director of National Oilwell Varco, Inc. until December 31, 2006 and is currently a director of ESCO Technologies, an NYSE-listed supplier of engineered filtration precuts to the process, healthcare and transportation markets; Foster Wheeler Ltd., an OTC-traded holding company of various subsidiaries which provides a broad range of engineering, design, construction and environmental services; OMI Corporation, an NYSE-listed bulk shipping company providing seaborne transportation services primarily of crude oil and refined petroleum products; and USEC Inc., an NYSE-listed supplier of enriched uranium.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES

Directors Continuing in Office Until the 2008 Annual Meeting of Stockholders

Robert S. Boswell.  Mr. Boswell has served as our director since September 2005. From July 2004 until September 2005, Mr. Boswell served as a director of CES, one of our predecessors. He serves as Chairman and Chief Executive Officer of Laramie Energy, LLC, a Denver-based privately held oil and gas exploration and production company he founded in September 2003. Prior to his time at Laramie, Mr. Boswell served as Chairman of the board of directors of Forest Oil Corporation, an independent exploration and production company, from March 2000 until September 2003. He served as Chief Executive Officer of Forest Oil Corporation from December 1995 until September 2003. Mr. Boswell served as Forest Oil Corporation’s President from November 1993 to March 2000 and Chief Financial Officer from May 1991 until December 1995, having served as a member of the board of directors of Forest Oil Corporation from 1986 until September 2003. He has also served as a director of C.E. Franklin Ltd., a provider of products and services to the oilfield industry, specifically completion products.

Michael McShane.  Mr. McShane has served as our director since March 20, 2007. Since June 2002, Mr. McShane has served as a director and President and Chief Executive Officer of Grant Prideco, Inc., a public company which manufactures and supplies oilfield drill pipe and other drill stem products. Beginning in May 2003, he assumed the role of Grant Prideco, Inc.’s Chairman of the Board. Prior to joining that company, Mr. McShane was Senior Vice President-Finance and Chief Financial Officer and director of BJ Services Company from 1990 to June 2002 and Vice President-Finance from 1987 to 1990 while BJ Services Company was a division of Baker-Hughes. Mr. McShane joined BJ Services Company in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions.

Marcus A. Watts.  Mr. Watts has served as our director since March 20, 2007. Mr. Watts is a partner in the law firm of Locke Liddell & Sapp LLP where he has practiced corporate and securities law since 1984 and is the managing partner of its Houston office. From January 2001 to June 2005, Mr. Watts served as a director of Cornell Companies, a public company which is a provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies.

Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders

Andrew L. Waite.  Mr. Waite has served as our director since September 2005 and as our presiding non-employee director since March 20, 2007. Mr. Waite is a Managing Director of L.E. Simmons and Associates, Incorporated, a private equity firm and has been an officer of that company since October 1995. He was previously Vice President of Simmons & Company International, an investment banking firm specializing in the energy industry where he served from August 1993 to September 1995. From 1984 to 1991, Mr. Waite held a number of engineering and management positions with the Royal Dutch/Shell Group, an integrated energy company. From November 2003 to June 2005, he served as Chairman, President and Chief Executive Officer of CES, one of our predecessors. He served as Chairman of CES prior to September 2005 and currently serves as a director of Hornbeck Offshore Services, Inc., an operator of offshore supply vessels and other marine assets; Green Bancorp, Inc., a bank holding company; and Family Services of Greater Houston, a nonprofit organization. He received an M.B.A. degree from the Harvard University Graduate School of Business Administration and an M.S. degree from the California Institute of Technology.

Joseph C. Winkler.  Mr. Winkler has served as our Chief Executive Officer since September 2005, as our director since June 2005 and as our Chairman of the Board since March 20, 2007. On June 20, 2005, Mr. Winkler assumed his duties as President and Chief Executive Officer of CES and as a director of CES, IEM and IPS. CES and IEM were combined in September 2005 with IPS, which was renamed Complete Production Services, Inc. Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company, from March 2005 until June 2005 and the company’s predecessor, Varco International, Inc.’s President and Chief Operating Officer from May 2003 until March 2005. From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco International, Inc. and its predecessor including Executive Vice President and Chief Financial Officer. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control equipment and services and coil tubing equipment to the oil and gas industry, which was acquired by Varco in April 1996. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated including Eastman/Teleco and Milpark Drilling Fluids. Mr. Winkler received a Bachelor of Science degree from Louisiana State University. Mr. Winkler serves on the board of directors of Petroleum Equipment Suppliers Association (PESA), an oilfield service and supply industry trade association.

R. Graham Whaling.  Mr. Whaling has served as our director since September 2005. In addition, he has served as a director of Brigham Exploration Company, an independent exploration and production company, since June 2001. From October 2001 through February 28, 2007, Mr. Whaling served as Chairman and Chief Executive Officer of Laredo Energy, LP, a privately owned partnership engaged in the acquisition and development of natural gas reserves in south Texas. Subsequent to Laredo Energy III LP’s sale of its producing properties and undeveloped acreage to El Paso Corporation in November 2006, Mr. Whaling retired from Laredo Energy LP effective February 28, 2007. Immediately prior to joining Laredo Energy, LP, Mr. Whaling was Chairman of Michael Petroleum Corporation, an independent exploration and production company that no longer exists. From May 1999 to May 2001, Mr. Whaling was a Managing Director with Credit Suisse First Boston’s Global Energy Partners, which specializes in private equity investments in energy businesses world-wide. Prior to Joining Credit Suisse First Boston, Mr. Whaling was Chairman and Chief Executive Officer of Monterey Resources from its inception until it was acquired by Texaco in 1997. Prior to joining Monterey Resources, Mr. Whaling was the Chief Financial Officer for Santa Fe Energy, an independent exploration and production company, where he managed the initial public offering and the spin-off of Santa Fe’s western division, Monterey Resources. Previously, Mr. Whaling spent seven years as an investment banker focusing on the energy industry with Lazard Freres & Co. and Credit Suisse First Boston. Mr. Whaling worked as a petroleum engineer for nine years in the beginning of his career primarily with Ryder Scott Company, an oil and gas consulting firm. Mr. Whaling has spent his entire career in the energy industry, as a petroleum engineer, an energy investment banker, a chief financial officer and a chief executive officer of energy companies.

Executive Officers

Set forth below is information regarding each of our executive officers as of March 30, 2007:

Name	Age	Position

Joseph C. Winkler	55	Chairman and Chief Executive Officer
Brian K. Moore	50	President and Chief Operating Officer
J. Michael Mayer	50	Senior Vice President and Chief Financial Officer
James F. Maroney	56	Vice President, Secretary and General Counsel
Kenneth L. Nibling	56	Vice President — Human Resources and Administration
Robert L. Weisgarber	55	Vice President — Accounting and Controller

Joseph C. Winkler.  See above — “Directors Continuing in Office Until the 2009 Annual Meeting of Stockholders.”

Brian K. Moore.  Mr. Moore has served as our President and Chief Operating Officer since March 20, 2007 and prior to that served as our President, IPS Operations from September 2005 through March 20, 2007. From April 2004 through September 2005, Mr. Moore served as President and Chief Executive Officer and a director of IPS. From January 2001 through April 2004, Mr. Moore served as General Manager — Oilfield Services, U.S. Land Central Region, at Schlumberger Ltd., an international oilfield and information services company. Prior to serving as General Manager — Oilfield Services, Mr. Moore served as Pressure Pumping Manager for Schlumberger’s Eastern Region from July 1999 to January 2001. Mr. Moore has over 27 years of oilfield service experience including 15 years with Camco International where he served in various management and engineering positions including General Manager — Coiled Tubing Operations.

J. Michael Mayer.  Mr. Mayer has served as our Senior Vice President and Chief Financial Officer since September 2005. He joined CES, one of our predecessors, as Vice President and Chief Financial Officer in May 2004. Prior to joining CES, Mr. Mayer served as the Chief Financial Officer of Tri-Point Energy Services, Inc., a Houston based private company providing repair and refurbishment services to the drilling industry, from March 2003 until May 2004. Before joining Tri-Point, Mr. Mayer was the Chief Financial Officer of NATCO Group Inc., an NYSE-listed provider of process and production equipment to the oil and gas industry, from September 1999 to March 2003. At NATCO, Mr. Mayer was active in taking the company public in 2000 and completed a number of acquisitions while in that role. He has served as Chief Financial Officer in a number of private entities engaged in various facets of the oilfield service industry, as well as approximately 10 years in various financial management positions at Baker Hughes Incorporated, an international oilfield service company. Mr. Mayer received a Bachelor of Business Administration degree from Texas A&M University and is a certified public accountant.

James F. Maroney.  Mr. Maroney has served as our Vice President, Secretary and General Counsel since October 2005. From August 2005 until October 2005, Mr. Maroney surveyed various opportunities until accepting employment with us. Mr. Maroney served as Of Counsel to National Oilwell Varco, Inc. from March 2005 to August 2005. He served as Vice President, Secretary and General Counsel of Varco International, Inc. from May 2000 until March 2005. Prior to that time, Mr. Maroney served as Vice President, Secretary and General Counsel of Tuboscope, Inc., Varco’s predecessor.

Kenneth L. Nibling.  Mr. Nibling has served as our Vice President — Human Resources and Administration since October 2005. From August 2005 to October 2005, Mr. Nibling surveyed various opportunities until accepting employment with us. He served as Vice President, Human Resources of National Oilwell Varco, Inc. from March 2005 through July 2005. He served as Varco International, Inc.’s Vice President — Human Resources and Administration of Varco International, Inc. from May 2000 until March 2005. Prior to that time, Mr. Nibling served as Vice President — Human Resources and Administration of Tuboscope, Inc.

Robert L. Weisgarber.  Mr. Weisgarber has served as our Vice President — Accounting and Controller since September 2005. From April 2004 until September 2005, he served as the Vice President — Accounting of CES. From October 2003 until April 2004, Mr. Weisgarber served as CFO Partner for Tatum Partners, an executive services and consulting firm. Prior to joining Tatum Partners, Mr. Weisgarber served as Chief

Financial Officer of DSI Toys, Inc., a publicly owned manufacturer of toys that has since liquidated pursuant to Chapter 7 of the Bankruptcy Code, from March 1999 until October 2003.

CORPORATE GOVERNANCE

Composition of the Board of Directors

Our board of directors has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. Our board has also adopted a Code of Business Conduct and Ethics, which contains general guidelines for conducting our business that applies to all of our employees, including our principal executive officer and our principal financial officer, our principal accounting officer and our controller, and a Code of Ethics for Non-Employee Directors that applies to all of our non-employee directors. Our guidelines and codes of ethics can be found in the corporate governance section of our website at www.completeproduction.com. In addition, our guidelines and codes of ethics are available in print to any stockholder who requests a copy. Please direct all requests to our Secretary, Complete Production Services, Inc., 11700 Old Katy Road, Suite 300, Houston, Texas 77079.

Board Independence

Our board of directors has determined that each of Messrs. McShane, Ralls, Watts, Whaling and Woods is an independent member of the board under the listing standards of the NYSE and have no material relationship with us that would impair such director’s independence. In making these determinations, our board considered all relationships between us and the director and the director’s family members, including:

•	Joseph C. Winkler, our chairman of the board, has served as our Chief Executive Officer since September 2005. In addition, on June 20, 2005, Mr. Winkler assumed his duties as President and Chief Executive Officer of CES and as director of CES, IEM and IPS. CES and IEM were combined with IPS in September 2005, which was renamed Complete Production Services, Inc. Mr. Winkler was thus determined to be not independent.

•	Andrew L. Waite, our presiding non-employee director, is also a Managing Director and an officer of L.E. Simmons and Associates, Incorporated, the ultimate general partner of SCF-IV, L.P., which holds approximately 34% of the outstanding shares of our common stock. In addition, from November 2003 to November 2005, Mr. Waite served as Chairman, President and Chief Executive Officer of CES, which following the September 2005 Combination became one of our subsidiaries. Mr. Waite was thus determined not to be independent.

•	For Messrs. Boswell, Hamm, McShane, Whaling, Waite and Watts, see the relationships discussed under the “Certain Relationships and Related Transactions.”

Board Meetings

Our board held six meetings during fiscal year 2006 and acted by unanimous written consent six times. During fiscal year 2006, all directors attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The chairman of the board or his designee, taking into account suggestions from other board members, establishes the agenda for each board meeting and distributes it in advance to the each member of the board. Each board member is free to suggest the inclusion of items on the agenda. The board regularly meets in executive session without management present. Mr. Waite has been appointed our presiding non-employee director to preside at such executive sessions. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. This is our first annual meeting of stockholders as a public company.

Our board maintains a standing Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. To view the charter of each of these committees please visit our website at www.completeproduction.com. In addition, the charters for each of our committees is available in print to any stockholder who requests a copy. Please direct all requests to our Secretary, Complete Production Services,

Inc., 11700 Old Katy Road, Suite 300, Houston, Texas 77079. The membership of our committees as of the record date is as follows:

Nominating and
	Independent			Corporate
	Under NYSE	Audit		Governance		Compensation
Director	Standards	Committee		Committee		Committee

Andrew L. Waite	No
Joseph C. Winkler	No
Robert S. Boswell	No
Harold G. Hamm	No
Michael McShane	Yes	**
W. Matt Ralls	Yes	‘‘C	”
R. Graham Whaling	Yes	**				**
Marcus A. Watts	Yes			**
James D. Woods	Yes			“C	”	‘‘C	”

**	Member

“C” Chair

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate), our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

In fiscal year 2006, the Audit Committee was composed of W. Matt Ralls (Chairman), Robert S. Boswell and R. Graham Whaling. Mr. Boswell served on this committee until March 20, 2007, at which point Michael McShane was appointed to the Audit Committee. Currently our Audit Committee is composed of Mr. Ralls (Chairman), Mr. McShane and Mr. Whaling. Our board of directors has determined that all current Audit Committee members are financially literate under the current listing standards of the NYSE and that all current Audit Committee members are independent under the requirements of SEC Rule 10A-3. Our board has also determined that Mr. Ralls qualifies as an “audit committee financial expert” as defined by the Securities Exchange Commission, or SEC, rules adopted pursuant to the Sarbanes-Oxley Act of 2002 and is independent as required by SEC regulations. During fiscal year 2006, the Audit Committee met six times.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee (“Nominating Committee”). James D. Woods (Chairman) and Harold G. Hamm were members of the Nominating Committee throughout fiscal year 2006. Mr. R. Graham Whaling served on the Nominating Committee from July 20, 2006 through March 20, 2007. On March 20, 2007, Marcus Watts was appointed to the Nominating Committee and Mr. Hamm and Mr. Whaling no longer served on the Nominating Committee. Currently our Nominating Committee is composed of Mr. Woods (Chairman) and Mr. Watts, who was appointed to our board of directors effective March 20, 2007. Our board has determined that all current Nominating Committee members qualify as independent directors under the NYSE standards. The Nominating Committee met once and acted by unanimous written consent once in fiscal year 2006. The purpose of the Nominating Committee is to make recommendations concerning the size and composition of our board and its committees, evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate the effectiveness of our board. The Nominating Committee works with the board as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of the board and its committees.

Our entire board of directors is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of the stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire board for prospective board membership. In evaluating the suitability of individuals, the Nominating Committee considers many factors, including issues of experience, integrity, qualifications (such as understanding of finance and marketing), educational and professional background and willingness to devote adequate time to board duties. When formulating its board membership recommendations, the Nominating Committee also considers any advice and recommendations offered by our Chief Executive Officer. The Nominating Committee may also review the composition and qualification of the board of directors of our competitors or other companies and may seek input from industry experts. In determining whether to recommend a director for re-election, the Nominating Committee also considers the board’s and each committee’s annual performance self-evaluation and well as annual individual director evaluations, which address the director’s past attendance at meetings and participation in and contributions to the activities of the board and the like. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Additional Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Compensation Committee

We have a standing Compensation Committee. James D. Woods (Chairman) and R. Graham Whaling were the members of the Compensation Committee during fiscal year 2006 and are currently members of the Compensation Committee. Our board has determined that all current Compensation Committee members are intended to qualify as independent directors under the NYSE standards and are intended to qualify as “non-employee directors” within the meaning of Section 16 of the Exchange Act and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee met three times and acted by unanimous written consent three times in fiscal year 2006. The Compensation Committee reviews and establishes the compensation of our executives officers, including our chief executive officer, division presidents and all other members of our senior management who earn greater than $200,000 in salary, on an annual basis, has direct access to third party compensation consultants, and administers our stock incentive plans, including the review and grant of stock options and restricted stock to all eligible employees under our stock incentive plans.

The Compensation Committee reviews annually in April the base salaries for our executive officers and other members of senior management who earn greater than $200,000 in salary. The Compensation Committee also determines annually during the first quarter, the annual cash bonuses to be awarded to our executive officers and certain members of senior management based upon pre-established financial performance criteria set under the Management Incentive Plan for the prior fiscal year and our performance relative to such criteria. In addition, under our equity grant policy, the Compensation Committee makes grants of equity awards at least once annually and the grant date for the annual grant has been established as the last business day of January. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding our other executive officers’ compensation based on his evaluation of the performance of each other executive officer against objectives established at the beginning of each year, the officer’s scope of the responsibilities, our financial performance, retention considerations and general economic and competitive conditions. The Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. In March 2006, the Compensation Committee engaged Stone Partners, independent compensation consultants, to advise it regarding pay strategies upon becoming a public company. In September 2006, the Compensation Committee engaged Pearl Meyer & Partners, independent compensation consultants, to advise the Compensation Committee on an ongoing basis. The consultant reports directly to the Compensation Committee and works closely with our Vice President — Human Resources and Administration, who is management’s representative to the Compensation Committee. The consultant, when invited, attends meetings of the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and the projects to be performed by the consultant.

Communication with the Board

Interested persons, including our stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Secretary at our principal executive offices at 11700 Old Katy Road, Suite 300, Houston, Texas 77079. Our Secretary will submit all correspondence to the presiding non-employee director and to any specific director to whom the correspondence is directed.

Compensation of Directors

Our executive officers do not receive additional compensation for their service as directors. The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2006. Messrs. McShane and Watts were appointed to our board of directors effective March 20, 2007 and did not receive any compensation for the year ended December 31, 2006.

Director Compensation Table

	Fees Earned
	or Paid	Stock	Option
Director	in Cash(1)	Awards(2)(3)(5)	Awards(2)(4)(5)	Total

David C. Baldwin(6)	$33,500	$75,029	$10,675	$119,204
Robert S. Boswell	$38,000	$75,029	$11,801	$124,830
Harold G. Hamm	$33,500	$75,029	$10,675	$119,204
W. Matt Ralls	$50,750	$66,688 (7)	$16,350 (7)	$133,788
Andrew L. Waite	$33,500	$75,029	$10,675	$119,204
R. Graham Whaling	$39,500	$75,029	$12,179	$126,708
James D. Woods	$50,750	$75,029	$12,889	$138,668

(1)	In 2006, each non-employee director was entitled to receive an annual retainer fee of $27,500 and fees of $1,500 for attendance at each meeting of our board of directors or $750 for each meeting of our board of directors attended telephonically. The chairman of the Audit Committee was entitled to receive an additional annual retainer fee of $15,000 and each director who served as committee chairman (other than the chairman of the Audit Committee) received an annual fee of $7,500 for each committee on which he served as chairman. In February 2007, our board increased the annual retainer fee from $27,500 to $35,000 and the annual fee for each director who serves as committee chairman (other than the chairman of the Audit Committee) from $7,500 to $10,000, with such changes to take effect pro-rata with the quarterly retainer payment for the second quarter of 2007.

(2)	For 2006, upon initial appointment, each non-employee director was entitled to receive options to purchase 5,000 shares of our common stock and restricted stock valued at $50,000 and, on an annual basis thereafter, each non-employee director was entitled to receive options to purchase 5,000 shares of our common stock and restricted stock valued at $50,000 based on the closing price of our common stock on the date of grant. The 2006 annual awards were granted on April 20, 2006, the date prior to the date our common stock first traded on the NYSE. In February 2007, our board modified the equity award program for non-employee directors to provide for the automatic grant to our non-employee directors upon initial appointment and upon each annual meeting of stockholders, equity awards valued at $100,000 as follows:

options to purchase 5,000 shares of our common stock, to be valued as of the date of grant based on the closing price of our common stock multiplied by the number of options multiplied by 33%, and the balance of the $100,000, in restricted stock, to be valued based on the closing price of our common stock on the date of grant.

(3)	The amounts shown are the compensation costs recognized by us in fiscal year 2006 related to grants of restricted stock in fiscal year 2006 and prior fiscal years, as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“Financial Accounting Standards No. 123R”). For a discussion of valuation assumptions, see Footnote 14, “Stockholders’ Equity” to our 2007 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

		Number of Shares in	Fiscal Year 2006
Director	Grant Date	Original Grant	Compensation Cost

David C. Baldwin	April 20, 2006	2,084	$33,344
	October 1, 2005	4,290	$41,685
Robert S. Boswell	April 20, 2006	2,084	$33,344
	October 1, 2005	4,290	$41,685
Harold G. Hamm	April 20, 2006	2,084	$33,344
	October 1, 2005	4,290	$41,685
W. Matt Ralls	April 20, 2006	4,168	$66,688
Andrew L. Waite	April 20, 2006	2,084	$33,344
	October 1, 2005	4,290	$41,685
R. Graham Whaling	April 20, 2006	2,084	$33,344
	October 1, 2005	4,290	$41,685
James D. Woods	April 20, 2006	2,084	$33,344
	October 1, 2005	4,290	$41,685

The grant date fair value of the 2,084 shares of restricted stock granted on April 20, 2006 to the non-employee directors, other than Mr. Ralls, was $50,016, and the grant date fair value of the 4,168 shares of restricted stock granted on April 20, 2006 to Mr. Ralls was $100,032, in each case, as computed in accordance with Financial Accounting Standard 123R, based on the closing price of our common stock of $24.00 on the grant date. The restricted stock will vest in full on April 20, 2007, the anniversary of the date of grant. Directors must continue to hold and may not transfer 65% of their vested shares until their directorship on our board is terminated.

(4)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to grants of stock options in fiscal year 2006 and in prior fiscal years, as described in Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Footnote 14, “Stockholders’ Equity” to our 2007 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006; except that for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

		Exercise	Number of Shares in	Fiscal Year 2006
Director	Grant Date	Price	Original Grant	Compensation Cost

David C. Baldwin	April 20, 2006	$24.00	5,000	$8,175
	October 1, 2005	$11.66	5,000	$2,500
Robert S. Boswell	April 20, 2006	$24.00	5,000	$8,175
	October 1, 2005	$11.66	5,000	$2,500
	July 15, 2004	$2.00	12,514	$1,125
Harold G. Hamm	April 20, 2006	$24.00	5,000	$8,175
	October 1, 2005	$11.66	5,000	$2,500
W. Matt Ralls	April 20, 2006	$24.00	10,000	$16,350
Andrew L. Waite	April 20, 2006	$24.00	5,000	$8,175
	October 1, 2005	$11.66	5,000	$2,500
R. Graham Whaling	April 20, 2006	$24.00	5,000	$8,175
	October 1, 2005	$11.66	5,000	$2,500
	October 29, 2004	$2.03	7,397	$1,504
James D. Woods	April 20, 2006	$24.00	5,000	$8,175
	October 1, 2005	$11.66	5,000	$2,500
	January 1, 2005	$5.00	4,001	$1,307
	January 1, 2004	$4.48	4,461	$907

The grant date fair value of the options to purchase 5,000 shares of our common stock granted on April 20, 2006 under our 2001 Stock Incentive Plan was $49,050, and the grant date fair value of the options to purchase 10,000 shares of our common stock granted on April 20, 2006 under our 2001 Stock Incentive Plan was $98,100, in each case, based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Financial Accounting Standards No. 123R. These options vest and are exercisable as to 25% of the total grant on each of the first, second, third and fourth anniversaries of April 20, 2006, the date of the grant, and have a term of ten years. The following assumptions were used in the Black-Scholes model: market price of stock, $24.00; exercise price of option, $24.00; expected stock volatility, 36.7%; risk-free interest rate, 5.02% (based on the 10-year treasury bond rate); expected life, 5.1 years; dividend yield, 0%.

Effective as of our 2007 annual meeting of stockholders, options granted to directors vest and are exercisable as to one-third of the total grant on each of the first, second and third anniversaries of the date of the grant.

(5)	The table below shows the aggregate numbers of unvested stock awards and option awards (exercisable and unexercisable) granted in fiscal year 2006 and prior years, and reflects the amounts outstanding for each director as of December 31, 2006.

	Options Outstanding at	Stock Awards Outstanding
Director	Fiscal Year End	at Fiscal Year End

Andrew L. Waite	10,000	2,084
Joseph C. Winkler	684,837	138,154
David C. Baldwin	10,000	2,084
Robert S. Boswell	22,514	2,084
Harold G. Hamm	10,000	2,084
W. Matt Ralls	10,000	4,168
R. Graham Whaling	17,397	2,084
James D. Woods	25,463	2,084

The members of the board also are entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management. We do not offer our non-employee directors any perquisites or other forms of compensation.

(6)	Effective as of March 20, 2007, Mr. Baldwin resigned from our board of directors. In connection with his resignation, our board accelerated the vesting of his unvested stock options (covering 8,750 shares of our common stock) and unvested restricted stock (2,084 shares) effective as of March 20, 2007, resulting in a compensation cost recognized by us in fiscal year 2007 of approximately $90,000. In addition, the exercise period for Mr. Baldwin’s stock options was extended to December 31, 2007.

(7)	Upon his initial appointment, Mr. Ralls was entitled to receive an option to purchase 5,000 shares of our common stock and restricted stock valued at $50,000, and on an annual basis thereafter, options to purchase 5,000 shares of our common stock and restricted stock valued at $50,000. Mr. Ralls’ awards upon his initial appointment were deferred and granted on April 20, 2006, the date prior to the date our common stock first traded on the NYSE. Consequently, Mr. Ralls’ April 20, 2006 awards account for both his initial appointment awards and his annual 2006 awards.

ITEM 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accountants for the year ending December 31, 2007, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Grant Thornton is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and in the best interests of our stockholders.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2007.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 30, 2007, based on 72,393,526 shares of common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of our capital stock; (ii) each director and nominee; (iii) our Chief Executive Officer and Chief Financial Officer, and each of our other three most highly compensated executive officers for the year ended December 31, 2006 (collectively the “named executive officers”); and (iv) all of our current directors and nominees, named executive officers and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

		Rights to
	Shares of	Acquire		Percentage of
	Common	Common	Total Shares	Outstanding
Name	Stock(1)	Stock(2)	Beneficially Owned	Common Stock(3)

Directors and Nominees:
Joseph C. Winkler	299,208	178,477	477,685	*
Robert S. Boswell	21,078	10,843	31,921	*
Harold G. Hamm(4)	4,200,350	2,500	4,202,850	5.8%
Michael McShane	2,559	0	2,559	*
W. Matt Ralls	4,168	2,500	6,668	*
Andrew L. Waite(5)	14,674	2,500	17,174	*
Marcus A. Watts	4,559	0	4,559	*
R. Graham Whaling	42,384	4,966	47,350	*
James D. Woods	29,079	16,630	45,709	*
Other Named Executive Officers:
J. Michael Mayer	117,008	134,511	251,519	*
James F. Maroney	67,320	23,967	91,287	*
Kenneth L. Nibling	66,720	23,566	90,286	*
Robert L. Weisgarber	6,800	38,020	44,820	*
All current executive officers and directors (including nominees) as a group (13 persons)	4,875,907	438,480	5,314,387	7.3%
Stockholders Holding 5% or more:
SCF-IV, L.P.(6) 600 Travis, Suite 6600, Houston, Texas 77002	24,896,756	0	24,896,756	34.4%
Wellington Management Company, LLP(7) 75 State Street, Boston, Massachusetts 02109	7,843,310	0	7,843,310	10.8%

*	Less than 1%.

(1)	Includes unvested restricted common stock as follows: Winkler — 158,654; Mayer — 32,904; Maroney — 20,665; Nibling — 20,065; Weisgarber — 6,800; Boswell — 2,084; Hamm — 2,084; Ralls — 4,168; Waite — 2,084; Whaling — 2,084; and Woods — 2,084.

(2)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 30, 2007, upon the exercise of options.

(3)	Shares of common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 30, 2007 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(4)	Includes an aggregate of 4,053,976 shares owned by Harold G. Hamm GRAT 4; Harold G. Hamm GRAT 6; and Harold G. Hamm GRAT 8 and 15,000 shares owned by the Revocable Inter Vivos Trust of Harold G. Hamm, as amended and restated, dated as of April 23, 1984, each of which is an estate planning trust. Mr. Hamm serves as the trustee of each of theses trusts. As such, Mr. Hamm may be deemed to have voting and dispositive power over the shares beneficially owned by these trusts.

(5)	Mr. Waite serves as Managing Director of L.E. Simmons and Associates, Incorporated, the ultimate general partner of SCF-IV, L.P. As such, Mr. Waite may be deemed to have voting and dispositive power over the shares beneficially owned by SCF-IV, L.P. Mr. Waite disclaims beneficial ownership of the shares owned by SCF-IV, L.P.

(6)	According to a Schedule 13G filed with the SEC on February 14, 2007, L.E. Simmons is the natural person who has voting and investment control over the securities owned by SCF-IV, L.P. Mr. Simmons serves as chairman of the Board and President of L.E. Simmons and Associates, Incorporated, the ultimate general partner of SCF-IV, L.P.

(7)	According to a Schedule 13G/A filed with the SEC on February 14, 2007, Wellington Management Company LLP, an investment advisory firm, reported shared dispositive power over 7,843,310 shares of common stock and shared voting power of 6,380,530 shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our executive officers, including our “named executive officers” which consist of Joseph C. Winkler, our Chairman and Chief Executive Officer, J. Michael Mayer, our Senior Vice President and Chief Financial Officer, James F. Maroney, our Vice President, Secretary and General Counsel, Kenneth L. Nibling, our Vice President — Human Resources and Administration, and Robert L. Weisgarber, Vice President — Accounting and Controller.

Objectives and Elements of our Compensation Programs and Policies

The initial public offering of our common stock occurred on April 21, 2006, and the compensation decisions made during 2006 reflected this important milestone and the Compensation Committee’s objective of providing a total compensation package that is balanced with the proper incentives and is competitive with public companies within our peer group, while aligning the interests of our executives with our public stockholders. We believe a significant portion of compensation should be tied to our measurable performance.

The objectives of our compensation programs and policies are to:

•	attract and retain highly qualified and talented executive officers and other key employees;

•	motivate our executive officers and other key employees by aligning pay and performance and subjecting a significant portion of our executive officer’s compensation to the achievement of our short-term financial performance goals and, for the other members of our senior management, with the goals for their respective divisions and units;

•	align the interests of our executive officers with those of our stockholders through equity-based long-term incentive awards that link executive compensation to stockholder return;

•	provide financial stability while recognizing individual performance and achievements;

•	ensure that our executive officers are placed on a level playing field with potential deal partners and serve the best interests of our stockholders in the event of a proposed transaction without concern over their personal financial security; and

•	honor the severance commitments made to our executives in inducing them to join our team.

The major compensation elements for our named executive officers are:

•	base salaries, which form stable parts of our named executive officers’ compensation packages that reward individual achievements and contributions;

•	annual cash bonuses that are based on our financial performance measured against specific pre-established goals;

•	long-term equity incentive compensation, largely in the form of stock options that are tied to stock price appreciation, and supplementally in the form of restricted stock awards that enhance retention and a long-term focus;

•	severance benefits, which were offered as part of the executive’s hiring package in order to induce quality executive talent to join us and which provide financial stability for the executives; and

•	change of control benefits, which predominate in our industry and facilitate the completion of transactions that are in the best interests of our stockholders.

We use each element of compensation to satisfy one or more of these compensation objectives and each element is an integral part of and supports our overall compensation objectives. We strive to offer our executive officers compensation and benefits that are attractive and competitive in the marketplace for talent.

Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance-and incentive-based programs. Our annual performance-based cash bonus program rewards our short-term financial performance, while our long-term equity awards reward our long-term stock price performance and align the interests of our senior management with our stockholders.

Determination of Compensation

The Compensation Committee reviews and approves all compensation decisions relating to our Chief Executive Officer and the other named executive officers, all division presidents and all other members of our senior management who earn greater than $200,000 in salary.

Pay Strategy Regarding Total Direct Compensation in Anticipation of Our Initial Public Offering

In March 2006, the Compensation Committee retained Stone Partners, independent compensation consultants, to assist in ensuring that our compensation programs provided proper rewards and incentives given the combination of our predecessor companies and the anticipated completion of the initial public offering of our common stock. Specifically, the Compensation Committee reviewed external market analysis prepared by the consultants, the pay practices of our predecessor companies and pay strategies for senior management going forward.

The market analysis performed by Stone Partners analyzed 14 peer group companies in the oilfield products and services industry. The data was regressed to reflect comparables for a company with revenue of $800 million. Based on its review of the peer company comparisons and market data, and the history of compensation practices of our predecessor companies, and its consideration of various recommendations of the consultant regarding pay strategies, the Compensation Committee approved the following compensation strategy for our senior management:

•	Align base salaries at the market median;

•	Align total direct compensation (base, annual performance-based cash bonuses, and long-term equity awards) between the median and 75th percentile when our performance under our annual cash bonus plan is between Expected Value and Over Achievement, as such terms are used in the Management Incentive Plan discussed below;

•	Provide annual cash bonuses that are based on our performance against pre-established financial targets;

•	Employ long-term equity incentive award target guidelines, based on the fair value of the award on the date of grant, the executive’s position and the executive’s salary; and

•	Provide long-term incentive awards in a mix of 70% options, based on the Black-Scholes model for valuations, and 30% restricted shares, based on fair market value on grant, for senior management, and provide all other employees with options only.

This pay strategy results in a significant percentage of annual compensation being delivered in the form of equity, rather than cash, and is oriented to rewarding performance, long-term in the form of equity awards and short-term in the form of performance based annual cash awards. This strategy also places more compensation at risk in the form of equity awards for employees with higher levels of responsibility.

We believe in retaining the best talent among our senior executive management team. While we expect actual pay for each executive officer to be determined around this structure, the Compensation Committee also considers the performance of the executive officer over time, as well as our financial performance and the performance of our stock price. To retain and motivate these key individuals, the Compensation Committee may determine that it is in our best interests to provide total compensation packages with one or more members of our senior executive management that may deviate from the general principle of targeting compensation at the levels discussed above.

Non-direct Compensation

In September 2006, the Compensation Committee engaged Pearl Meyer & Partners to advise the Compensation Committee on an ongoing basis. During fiscal year 2006, this consultant provided at the request of the Compensation Committee specific studies and recommendations regarding change of control and severance benefit practices. Our employment agreement with our Chief Executive Officer, which was entered into when we hired him, includes severance and change of control benefits, while the letter agreements with our executive officers included certain severance benefits. The Compensation Committee desired to (i) provide more internal pay equity among the executive officers with regard to severance and change of control benefits, (ii) ensure that our senior management was not disadvantaged when compared to the prevalent amount our industry provides for change of control benefits and (iii) ensure compliance with Section 409A of the Internal Revenue Code. In November 2006, the Compensation Committee approved certain of the material terms of the severance and change of control benefits and payments, and the agreements were finalized in March 2007.

Components of Compensation

Base Salary

Base salaries provide our executive officers with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, we provide base salaries comparable to those being paid by our peer group companies. We target base salaries at the median market rates. The Compensation Committee annually reviews and determines the base salaries of our named executive officers. Salaries are also reviewed in the case of executive promotions or other significant changes in responsibilities. In each case, the Compensation Committee reviews and takes into account compensation data relative to executive officers and other members of senior management holding comparable positions at our peer group companies and the Chief Executive Officer’s recommendations based on his evaluation of the performance of each other named executive officer against objectives established at the beginning of each year, their scope of the responsibilities, our financial performance, retention considerations and general economic and competitive conditions.

In March 2006, the Compensation Committee approved increases in salary for our division presidents retroactively effective to January 1, 2006, but deferred any increases in salaries of our named executive officers and other members of senior management until after our initial public offering. In May 2006, subsequent to our initial public offering, the Compensation Committee approved salary increases for our named executive officers and other members of senior management, effective April 22, 2006. The largest salary increases were approximately 30% (to $520,000) for our Chief Executive Officer and 16% (to $290,000) for our Chief Financial Officer, respectively, and from approximately 6% to 10% for our other named executive officers. The Compensation Committee determined that salary increases were appropriate given the successful completion of our public offering and that such increases placed our named executive officers at median salary level within our peer group.

Annual Performance-Based Cash Bonuses

Approximately 322 employees participate in a management incentive plan, including our named executive officers and all members of our senior management. The Management Incentive Plan (“MIP”) is designed to emphasize the importance of our short-term financial performance objectives and to reward members of our senior management for attaining and exceeding these objectives.

The MIP permits the payment of yearly cash bonuses based upon pre-established financial performance criteria for each plan year and provides for four levels of targeted financial performance: “Entry,” “Expected Value,” “Over Achievement” and “Stretch,” with the “Entry” level being the minimum level of performance that will be rewarded and the “Stretch” level being the highest level of performance that will be rewarded. At the beginning of each calendar year, the Compensation Committee establishes in writing the “Entry,” “Expected Value,” “Over Achievement” and “Stretch” performance levels and potential bonus payouts for each plan participant based upon our earnings before interest, taxes, depreciation and amortization, or “EBITDA” as adjusted for discontinued operations and acquisitions. In setting these targets, the Compensation Committee considers our prior financial performance, budgeted performance and anticipated developments.

As part of the MIP, individual target bonuses are expressed as a percentage of each participant’s base salary, and vary based on position. Target bonus is earned by a participant when the “Expected Value” level of performance is reached by us. “Entry Level” performance level results in a payment equal to 10% of the target bonus, “Over Achievement” performance results in a payment equal to 150% of target bonus and “Stretch” performance results in a payment equal to 200% of the target bonus, with linear interpolation between targets based on actual performance. This program facilitates our objective of aligning total direct compensation (base salaries, annual performance-based cash bonuses, and long-term equity awards) between the median and 75th percentile when our performance under our annual cash bonus plan is between the “Expected Value” and “Over Achievement” levels. The following table provides the potential bonus payouts, expressed as a percentage of salary, to each of our named executive officers in the case of “Entry,” “Expected Value,” “Over Achievement” and “Stretch” performance.

			“Expected	“Over
	Target	“Entry”	Value”	Achievement”	“Stretch”
Name and Position	Bonus	Payout	Payout	Payout	Payout

Joseph C. Winkler,	100% of	10% of	100% of	150% of	200% of
Chairman and Chief Executive Officer	base salary	base salary	base salary	base salary	base salary
J. Michael Mayer,	60% of	6% of	60% of	90% of	120% of
Senior Vice President and Chief Financial Officer	base salary	base salary	base salary	base salary	base salary
All Other Named	50% of	5% of	50% of	75% of	100% of
Executive Officers	base salary	base salary	base salary	base salary	base salary

In 2006, the performance objectives for our named executive officers were based on targeted EBITDA. The performance objectives for division presidents are based 25% on targeted EBITDA and 75% on the performance of individual divisions against pre-established performance targets. Following the end of the year in which the performance objectives are to be achieved, the Compensation Committee determines whether and to what extent the specified performance objectives have been achieved. The Compensation Committee, in its discretion, may reduce the bonus amount otherwise payable for failure to meet certain non-quantitative performance measures.

For fiscal year 2006, the Compensation Committee approved an “Expected Value” performance goal EBITDA of $277 million, an “Entry” performance goal EBITDA of $225 million, an “Over Achievement” performance goal EBITDA of $300 million and a “Stretch” performance goal EBITDA of $335 million. The plan provides for straight line interpolations between the performance goal levels. These targets were adjusted to give effect to discontinued operations and acquisitions, as permitted under the MIP. As a result of our achievement of EBITDA of $304.6 million, as adjusted to reflect discounted operations and acquisitions, we performed in 2006 at approximately 57% between the “Over Achievement” and “Stretch” adjusted targets. The actual amounts awarded under the plan to our named executive officers for fiscal year 2006 are reflected in the Summary Compensation Table.

Under the plan, if the employment of a participant is terminated prior to the completion of the performance period for any reason except disability, death, retirement, reduction-in-force or a change of control, any rights to any bonus payouts under the bonus plan will be forfeited. Except in the case of the Chief Executive Officer, in the event of termination due to disability, death, retirement or reduction-in-force (which occurs during the fourth quarter of the plan year), a participant may receive a pro-rated award.

For the payment of annual incentive awards to participants under the MIP for fiscal 2007, the Compensation Committee has approved the same program, including the same potential bonus payouts as a percentage of each named executive officer’s base salary as were used in fiscal year 2006, using, however, the performance measure of earnings per share and specified “Entry,” “Expected Value,” “Over Achievement” and “Stretch” performance levels for earnings per share or “EPS.” The performance objectives for division presidents are based 25% on targeted EPS and 75% on the performance of individual divisions against pre-established EBITDA performance targets.

Long-term Incentive Awards — Stock Options and Restricted Stock

Our employees, including our named executive officers, are eligible to participate in our annual grant of equity awards under our Amended and Restated 2001 Stock Incentive Plan, or the “2001 Stock Incentive Plan.” In addition, our employees are eligible to receive other equity awards under our 2001 Stock Incentive Plan throughout the fiscal year in connection with certain events, such as a new hire, retention of an employee, or the achievement of certain individual or departmental performance objectives.

In connection with our initial public offering, the Compensation Committee established equity grant guidelines. The guidelines were based on input from the compensation consultant, and after consideration of peer group and market data, current and proposed total direct compensation, the rate of our share usage, dilution of our common stock, and individual and corporate performance achievements. The guidelines established for our senior management, including our named executive officers, is to provide equity awards based on the value of the award on the date of grant as a multiple of the executive’s base salary, as follows, subject to continued review by the Compensation Committee of potential share dilution and overhang:

•	Chief Executive Officer — 3.00 times base salary;

•	Chief Financial Officer — 1.75 times base salary;

•	Other Executive Officers, Corporate Vice Presidents and Division Presidents — 1.50 times base salary;

•	Division Vice Presidents and Directors — 0.75 times base salary; and

•	Managers — 0.50 times base salary.

In connection with Mr. Moore’s promotion to President and Chief Operating Officer, the Compensation Committee set 2.00 times base salary as a guideline for his equity awards. In this way, a greater percentage of compensation is at risk for those members of senior management with greater responsibility and authority. These guidelines are consistent with our emphasis on long-term compensation that closely ties our executives’ compensation with the price of our common stock and satisfies our objective to link executive compensation to stockholder return. Our named executive officers and senior management are awarded options and shares of restricted stock. Only stock options are granted to employees below the senior management level. The equity awards for named executive officers and senior management are determined based on 70% of the award value, using a Black-Scholes model for calculations developed by the Compensation Committee’s consultant, Pearl Meyer & Partners, in the form of options and 30% of the award value, based on the closing price of our common stock on the grant date, in shares of restricted stock.

The Compensation Committee at least annually reviews the rate of share usage and dilution of our common stock in connection with its grants of equity awards. Our fiscal year 2006 rate of share usage of 1.2% of the common shares outstanding was at the median and below the average for our peer group companies. Our policy is to keep dilution of our common stock by outstanding stock options and shares of restricted stock to below 10%. Subsequent to our 2006 annual grants, dilution by outstanding equity awards was approximately 8.9%, which is below the median for our peer group companies.

On March 22, 2006, our board approved our 2006 annual long-term equity incentive awards for our named executive officers and senior management and determined that they will be effective as of April 20, 2006, the date prior to the first date of trading in our common stock on the NYSE, with an option exercise price equal to the initial public offering price. Approximately 166 employees and non-employee directors received a total of 801,400 option grants on April 20, 2006. Such grants provide an incentive for our executives and other employees to increase our market value, as represented by our market price, as well as serve as a method for motivating and retaining our executives.

All stock options granted to our executive officers in 2006 under our 2001 Stock Incentive Plan have a term of 10 years, subject to earlier termination in connection with termination of employment. Stock options and shares of restricted stock generally vest at a rate of one-third or one-fourth per year on each anniversary of the grant date over three or four years, as applicable, in order to provide an incentive for continued employment. In August 2006, we updated our form of equity award agreements and provided our executive officers with an extended option exercise period of one year following termination of employment in order to facilitate option exercises post termination when a participant is no longer in possession of material non-public information concerning us and to permit better personal financial planning. For option grants following our initial public offering, the exercise price of such grants under the 2001 Stock Incentive Plan is equal to the closing price of our common stock on the NYSE on the grant date.

Delegation of Authority to Grant Equity Awards.  The Compensation Committee and our board of directors delegated to our Chief Executive Officer, the making of our annual 2006 grants of stock options to non-Section 16 key employees under the 2001 Stock Incentive Plan, effective as of April 20, 2006, the date prior to the first date of trading in our common stock on the NYSE. Such delegation was limited by guidelines approved by the Compensation Committee regarding the terms of the options, the exercise price (the public offering price) and the number of stock options that would be granted to each of the following employee groups: division vice presidents/directors, managers and key employees, totaling 559,300 options.

In September 2006, our board of directors established an Equity Award Sub-Committee of our board and our Chief Executive Officer was appointed as the sole member of the Equity Award Sub-Committee. The Compensation Committee and the board delegated the making of grants of equity awards, to employees who are not Section 16 officers and who are not officers or senior managers or other key employees with a salary in excess of $200,000 per year, to our Chief Executive Officer, as the sole member of the Equity Award Sub-Committee. The foregoing delegation was generally subject to the following limitations and conditions:

•	the aggregate number of awards that may be granted must be set by the Compensation Committee each year;

•	the options must have an exercise price equal to the closing price of our common stock on the grant date and may have a term not longer than ten years; and

•	the awards shall be exercisable in installments, with full vesting to occur no sooner than the third anniversary after the grant date and awards shall be made under and subject to the terms set forth in our 2001 Stock Incentive Plan.

Policies with Respect to Equity Compensation Awards Determinations.  Effective for 2007, our board of directors adopted a written policy regarding granting of equity awards. Under our policy, we make grants of equity awards at least once annually and the grant date for the annual grant has been established as the last business day of January. The date of approval for such grants may precede, or occur on, the last business day of January. The Compensation Committee, in approving the annual grants is required to (i) specify the annual grants of equity awards to be made to each executive officer, each division president and each other employee whose base salary equals or exceeds $200,000, and (ii) specify the total grants to be made to the employees as a group comprising each of our business units and/or divisions, as applicable. The Equity Award Sub-Committee, consisting of our Chief Executive Officer, may then allocate the equity awards to the specific employees within such business units and/or divisions and such allocation shall be complete and evidenced by a unanimous written consent executed by the Equity Award Sub-Committee on or before the last business day of January.

The Compensation Committee and the Equity Award Sub-Committee may from time to time grant equity awards in addition to the annual grant effective as of a specified future date or upon the occurrence of a specified and objectively determinable future event, such as an individual’s commencement of employment or promotion, in which case such future date shall be the date of grant of the equity award. In no event may the grant date of an equity award be made effective as of a date earlier than the approval date of the award and in no event may the exercise price of an option grant be less than the closing price of our common stock on the NYSE on the grant date.

Severance and Change of Control Agreements

During the fourth quarter of 2006, the Compensation Committee reviewed market data provided by our compensation consultant relating to the prevalence of change of control agreements in the energy services and peripheral energy industry, and the standard terms for such benefits. The market data was compiled from a cross — section of 33 energy and energy service companies that were selected on the basis that they directly or indirectly compete with us for executive talent, they experience comparable market cycles and they may be tracked similarly by market analysts. The Compensation Committee also considered the existing terms of the agreement with our Chief Executive Officer providing certain severance and change of control benefits, and the existing terms of the employment letters with our executive officers providing certain severance benefits. The Compensation Committee approved agreements for a total of nine members of senior management, including our named executive officers and our recently appointed President and Chief Operating Officer, that provide such employees with certain payments and other benefits in the event of a change of control, in the event of a qualifying termination of employment in connection with a change of control and in the event of certain terminations of employment not related to a change of control. In addition, the agreement of our Chief Executive Officer, was amended to be consistent with certain of the benefits provided to the other named executive officers and to ensure compliance of his agreement with Section 409A of the Internal Revenue Code.

The benefits payable in connection with a change of control vary with position and range from a multiple of three to two times salary and bonus, based on position, plus continuation of 401(k) contribution and health and other benefits for a period of years multiplied by the applicable multiple. These payments and benefits are payable only upon a double trigger, wherein the executive’s employment is terminated by us without cause or by the executive for good reason within six months prior to or two years following a change of control. The payments and benefits also include full acceleration of all equity awards upon a change of control (i.e. a single trigger). Gross-up payments to reimburse for excise taxes payable by the executive are provided to the Chief Executive Officer and certain named executive officers. These provisions were prevalent in our industry and ensured that the executive officers would receive the full value of the expected payments. These agreements are designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change in control and to ensure that our executive officers’ direct their energies to creating the best deal for our stockholders without concern for their personal prospects.

The agreements also provide certain benefits and payments in the event a member of senior management is terminated without cause. The benefits payable in connection with this type of termination vary with position and range from a multiple of two to one and one-third times salary and bonus, based on position, plus acceleration of all equity awards, and continuation of health and other benefits for a period of years multiplied by the applicable multiple. These provisions were consistent with the letter agreements of the executive officers and certain of the terms of our Chief Executive Officer’s agreement. These benefits were also prevalent in approximately two-thirds of the companies reviewed. A more complete description of the material terms of our severance and change of control arrangements can be found under “Potential Payments Upon Termination or Change of Control — Change of Control Agreements.”

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and our board of directors committee that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Our stock option grants under our 2001 Stock Incentive Plan are intended to meet the criteria of performance based compensation under Section 162(m), while our restricted stock awards do not qualify as performance based compensation. The MIP is designed and has been implemented with the intent to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code.

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders best interests, such as time vested grants of restricted stock or retention bonuses, as part of their initial employment offers.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code if he or she receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive’s base amount. If this occurs, the portion of the payments and benefits in excess of one times the base amount is treated as an excess parachute payment subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payment is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of stock options and the payments and benefits payable upon a qualifying termination following a change of control) could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. We provide certain of our executive officers with tax gross-up payments in the event of a qualifying termination in connection with a change of control.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the year ended December 31, 2006:

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total

Joseph C. Winkler	2006	$482,404	$359,348	$380,256	$927,160	$18,400	$2,167,568
Chairman and Chief Executive Officer
J. Michael Mayer	2006	$284,105	$95,199	$72,519	$310,242	$18,400	$780,465
Senior Vice President and Chief Financial Officer
James F. Maroney	2006	$235,305	$68,850	$78,048	$213,960	$17,050	$613,213
Vice President, Secretary and General Counsel
Kenneth L. Nibling	2006	$218,739	$67,250	$75,432	$200,588	$16,588	$578,597
Vice President — Human Resources and Administration
Robert L. Weisgarber	2006	$181,874	$18,133	$51,945	$164,928	$18,400	$435,280
Vice President — Accounting and Controller

(1)	Includes any amount of salary deferred under the Complete Production Services, Inc. 401(k) Retirement and Savings Plan (the “401(k) Plan”) otherwise payable in cash during the year.

(2)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to the grants of restricted stock in fiscal year 2006 and prior fiscal years, as described in Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Footnote 14, “Stockholders’ Equity” to our 2007 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006; except that for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award:

		Number of Shares of	Fiscal Year 2006
Named Executive Officer	Grant Date	Stock in Original Grant	Compensation Cost

Mr. Winkler	April 20, 2006	20,500	$109,333
	June 20, 2005	117,654	$250,015
Mr. Mayer	April 20, 2006	6,600	$35,200
	March 15, 2005	39,408	$59,999
Mr. Maroney	April 20, 2006	4,700	$25,067
	October 3, 2005	15,020	$43,783
Mr. Nibling	April 20, 2006	4,400	$23,467
	October 3, 2005	15,020	$43,783
Mr. Weisgarber	April 20, 2006	3,400	$18,133

The restricted shares of our common stock shown in the above table were issued under our 2001 Stock Incentive Plan and vest in equal annual installments over a three-year period, in the case of 2006 awards, and over a four-year period, in the case of 2005 awards, in each case, on each anniversary of the date of issuance, subject to continued service with us, except for Mr. Winkler’s June 20, 2005 award, which vests in full on the fourth anniversary of the date of issuance. The holders of our restricted stock are entitled to vote and receive dividends, if issued, on the shares of common stock covered by the restricted stock grant. See “Compensation Discussion and Analysis — Components of Compensation — Long-term Incentive Awards — Stock Options and Restricted Stock” for a more complete description of the 2001 Stock Incentive Plan.

(3)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to the grants of stock options in fiscal year 2006 and prior fiscal years, as described in Financial Accounting Standards No. 123R: For a discussion of valuation assumptions, see Footnote 14, “Stockholders’ Equity” to our 2007 consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006; except that for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award:

			Number of Shares of
			Stock Underlying
			Options in Original	Fiscal Year 2006
Named Executive Officer	Grant Date	Exercise Price	Grant	Compensation Cost

Mr. Winkler	April 20, 2006	$24.00	87,200	$190,090
	June 23, 2005	$6.69	52,950	$178,385
	June 20, 2005	$6.69	544,687	$11,781
Mr. Mayer	April 20, 2006	$24.00	28,100	$61,256
	May 28, 2004	$2.00	125,144	$11,263
Mr. Maroney	April 20, 2006	$24.00	19,900	$43,381
	October 3, 2005	$11.66	52,000	$34,667
Mr. Nibling	April 20, 2006	$24.00	18,700	$40,765
	October 3, 2005	$11.66	52,000	$34,667
Mr. Weisgarber	April 20, 2006	$24.00	14,500	$31,609
	October 15, 2004	$4.79	93,858	$20,336

The options shown in the above table, other than Mr. Winkler’s 2005 grants, were issued under our 2001 Stock Incentive Plan and vest in equal annual installments over a three-year period on each anniversary of the grant date, subject to continued service with us, and have a ten-year term. In June 2005, Mr. Winker was granted options under each of our predecessor’s stock incentive plans, which we assumed in September 2005 as part of the Combination of CES and IEM into IPS, which was renamed Complete Production Services, Inc. Mr. Winkler’s 2005 option grants vest in four annual installments over a four-year period on each anniversary of the grant date, subject to continued service with us.

(4)	The amounts shown represent the bonus performance awards earned under the MIP for services rendered during fiscal year 2006. The MIP permits the payment of yearly bonuses based upon pre-established performance criteria for each plan year and provides for four levels of performance: “Entry,” “Expected Value,” “Over Achievement” and “Stretch,” with the “Entry” level being the minimum level of performance that will be rewarded by the bonus plan and the “Stretch” level being the highest level of performance that will be rewarded by the bonus plan. As a result of our achievement of adjusted EBITDA of $304.6 million for fiscal year 2006, we performed at approximately 57% between the “Over Achievement” and “Stretch” adjusted targets. Bonuses to our executive officers are based upon a percentage of their base salary. See “Grant of Plan Based Awards” and “Compensation Discussion and Analysis — Components of Compensation — Annual Performance-Based Cash Bonuses” for a more complete description of the bonus plan.

(5)	The amounts shown include our incremental cost for the provision to each of the named executive officers of a car allowance equal to $9,600 for fiscal year 2006, and matching contributions made under our 401(k) Plan as follows:

		401(k) Plan
Named Executive Officer	Year	Company Contributions

Mr. Winkler	2006	$8,800
Mr. Mayer	2006	$8,800
Mr. Maroney	2006	$7,450
Mr. Nibling	2006	$6,988
Mr. Weisgarber	2006	$8,800

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2006:

						All Other
						Stock	All Other
						Awards:	Option Awards:	Exercise or
						Number of	Number of	Base Price	Grant Date
			Estimated Possible Payouts Under			Shares of	Securities	of Option	Fair Value of
	Approval	Grant	Non-Equity Incentive Plan Awards(2)			Stock or	Underlying	Awards	Stock and
Name	Date(1)	Date	Threshold	Target	Maximum	Units(3)	Options(4)	($/Sh)	Option Awards

Joseph C. Winkler	March 22, 2006	March 22, 2006	$52,000	$520,000	$1,040,000
	March 22, 2006	April 20, 2006					87,200	$24.00	$855,432	(5)
	March 22, 2006	April 20, 2006				20,500			$492,000	(6)
J. Michael Mayer	March 22, 2006	March 22, 2006	$17,400	$174,000	$348,000
	March 22, 2006	April 20, 2006					28,100	$24.00	$275,661	(5)
	March 22, 2006	April 20, 2006				6,600			$158,400	(6)
James F. Maroney	March 22, 2006	March 22, 2006	$12,000	$120,000	$240,000
	March 22, 2006	April 20, 2006					19,900	$24.00	$195,219	(5)
	March 22, 2006	April 20, 2006				4,700			$112,800	(6)
Kenneth L. Nibling	March 22, 2006	March 22, 2006	$11,250	$112,500	$225,000
	March 22, 2006	April 20, 2006					18,700	$24.00	$183,447	(5)
	March 22, 2006	April 20, 2006				4,400			$105,600	(6)
Robert L. Weisgarber	March 22, 2006	March 22, 2006	$9,250	$92,500	$185,000
	March 22, 2006	April 20, 2006					14,500	$24.00	$142,245	(5)
	March 22, 2006	April 20, 2006				3,400			$81,600	(6)

(1)	Option and stock awards were approved by the Compensation Committee on March 22, 2006 and became effective in accordance with the terms of the 2001 Stock Incentive Plan on April 20, 2007, the day before the first day of trading in our common stock on the NYSE.

(2)	The amounts shown represent potential value of performance bonus awards under the MIP for fiscal year 2006. The Management Bonus Plan provides for the payment of cash bonuses based upon our EBITDA. The bonus plan permits the payment of yearly bonuses based upon pre-established performance criteria for each plan year. The bonus plan provides for four levels of performance: “Entry,” “Expected Value,” “Over Achievement” and “Stretch,” with the “Entry” level being the minimum level of performance that will be rewarded by the bonus plan and the “Stretch” level being the highest level of performance that will be rewarded by the bonus plan. Accordingly, the amounts shown in the “Threshold” column above reflect the minimum amounts payable under the bonus plan, which occurs upon achievement of the “Entry” performance level. The amounts shown in the “Target” column reflect the target incentive amounts payable under the bonus plan, which occurs upon achievement of the “Expected Value” performance level. The amounts shown in the “Maximum” column reflect the maximum amounts payable under the bonus plan, which occurs upon achievement of the “Stretch” performance level. For each calendar year, the Compensation Committee establishes in writing the “Entry,” “Expected Value,” “Over Achievement” and “Stretch” performance levels and potential bonus payouts for each bonus plan participant based upon our EBITDA. For fiscal year 2006, the Compensation Committee approved an “Expected Value” performance goal EBITDA of $277 million, an “Entry” performance goal EBITDA of $225 million, an “Over Achievement” performance goal EBITDA of $300 million and a “Stretch” performance goal EBITDA of $335 million. Potential bonus payouts are represented as a percentage of each participant’s base salary. The plan provides for straight line interpolations between the performance goal levels. These targets were adjusted to give effect to discontinued operations and acquisitions, as permitted under the MIP. As a result of our achievement of EBITDA of $304.6 million, as adjusted to reflect discounted operations and acquisitions, we performed in 2006 at approximately 57% between the “Over Achievement” and “Stretch” adjusted targets. Actual amounts awarded under the plan to our named executive officers for fiscal year 2006 are reflected in the Summary Compensation Table. Please see “Compensation Discussion and Analysis —

Components of Compensation — Annual Performance-Based Cash Bonuses” for a more complete description of the bonus plan.

(3)	Amounts shown represent restricted shares of our common stock issued under our 2001 Stock Incentive Plan that vest in equal annual installments over a three-year period on each anniversary of the date of grant, subject to continued service with us.

(4)	Amounts shown represent options issued under our 2001 Stock Incentive Plan that vest in equal annual installments over a three-year period on each anniversary of the date of grant, subject to continued service with us, and have a ten-year term.

(5)	The dollar value of the options shown represents the grant date fair value based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Financial Accounting Standards No. 123R. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: market price of stock, $24.00; exercise price of option, $24.00; expected stock volatility, 36.7%; risk-free interest rate, 5.02% (based on the 10-year treasury bond rate); expected life, approximately five years; dividend yield, 0%.

(6)	The dollar value of the stock shown represents the grant date fair value as prescribed under Financial Accounting Standards No. 123R, based on the closing price of our common stock on the date of grant of $24.00.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2006:

	Option Awards
	Number of	Number of
	Securities	Securities			Stock Awards
	Underlying	Underlying			Number of Shares		Market Value of
	Unexercised	Unexercised	Option	Option	or Units of Stock		Shares or Units of
	Options	Options	Exercise	Expiration	That Have Not		Stock That Have
Name	Exercisable	Unexercisable(1)	Price	Date	Vested		Not Vested(2)

Joseph C. Winkler	0	87,200	$24.00	April 20, 2016	138,154	(3)	$2,928,865
	136,172	408,515	$6.69	June 20, 2015
	13,238	39,712	$6.69	June 23, 2015
J. Michael Mayer	0	28,100	$24.00	April 20, 2016	36,156	(4)	$766,507
	83,430	41,714	$2.00	May 28, 2009
James F. Maroney	0	19,900	$24.00	April 20, 2016	15,965	(5)	$338,458
	17,333	34,667	$11.66	October 3, 2015
Kenneth L. Nibling	0	18,700	$24.00	April 20, 2016	15,665	(6)	$332,098
	17,333	34,667	$11.66	October 3, 2015
Robert L. Weisgarber	0	14,500	$24.00	April 20, 2016	3,400	(7)	$72,080
	62,572	31,286	$4.79	October 15, 2009

(1)	The following table shows the vesting schedules relating to the option awards which are represented in the above table by their expiration dates:

Option Awards Vesting Schedule

Expiration Date	Grant Date	Vesting Schedule

April 20, 2016	April 20, 2006	Options vest in three equal annual installments on 4/20/2007, 4/20/2008 and 4/20/2009, subject to continued service with us.
June 23, 2015	June 23, 2005	Options vest in four equal annual installments on 6/23/2006, 6/23/2007, 6/23/2008 and 6/23/2009 subject to continued service with us.
June 20, 2015	June 20, 2005	Options vest in four equal annual installments on 6/20/2006, 6/20/2007, 6/20/2008 and 6/20/2009 subject to continued service with us.
October 3, 2015	October 3, 2005	Options vest in three equal annual installments on 10/03/2006, 10/03/2007 and 10/03/2008 subject to continued service with us.
October 15, 2009	October 15, 2004	Options vest in three equal annual installments on 10/15/2005, 10/15/2006 and 10/15/2007, subject to continued service with us.
May 28, 2009	May 28, 2004	Options vest in three equal annual installments on 5/28/2005, 5/28/2006 and 5/28/2007, subject to continued service with us.

(2)	Represents the closing price of a share of our common stock on December 29, 2006 ($21.20) multiplied by the number of shares or units that have not vested.

(3)	Represents 20,500 shares of restricted stock that vest in installments of 6,834, 6,833 and 6,833 shares on April 20 of 2007, 2008 and 2009, respectively, and 117,654 shares of restricted stock that vest in full on June 20, 2009, in each case subject to continued service with us.

(4)	Represents 6,600 shares of restricted stock that vest in installments of 2,200 shares on April 20 of 2007, 2008 and 2009, and 29,556 shares of restricted stock that vest in equal installments of 9,852 shares on March 15 of 2007, 2008 and 2009, in each case subject to continued service with us.

(5)	Represents 4,700 shares of restricted stock that vest in installments of 1,567, 1,566 and 1,566 shares on April 20 of 2007, 2008 and 2009, respectively, and 11,265 shares of restricted stock that vest in installments of 3,755 shares on October 3 of 2007, 2008 and 2009, in each case subject to continued service with us.

(6)	Represents 4,400 shares of restricted stock that vest in installments of 1,467, 1,466, and 1,466 shares on April 20, of 2007, 2008 and 2009, and 11,265 shares of restricted stock that vest in installments of 3,755 shares on October 3 of 2007, 2008 and 2009, in each case subject to continued service with us.

(7)	Represents 3,400 shares of restricted stock that vest in installments of 1,114, 1,113 and 1,113 shares on April 20 of 2007, 2008 and 2009, in each case subject to continued service with us.

Option Exercises and Stock Vested

The following table summarizes the vesting of stock awards for each of our named executive officers for the year ended December 31, 2006. None of our named executive officers exercised any options during the year ended December 31, 2006.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting	on Vesting(1)

Joseph C. Winkler	0	$0
J. Michael Mayer	9,852	$114,874
James F. Maroney	3,755	$67,928
Kenneth L. Nibling	3,755	$67,928
Robert L. Weisgarber	0	$0

(1)	Represents the closing price of a share of our common stock the date of vesting multiplied by the number of shares that have vested.

Potential Payments Upon Termination or Change of Control

We have entered into agreements with each of our named executive officers and certain other members of our senior management that provide certain severance payments and benefits (the severance plan) and certain change of control payments and benefits (the change of control plan).

Severance Plan

Pursuant to the terms of the severance plan, if we terminate the employee’s employment other than for “cause” (as defined below), and for Mr. Winkler, the employee voluntarily terminates his employment for “good reason” (as defined below) prior to attainment of age 63, the employee will be entitled to receive certain compensation and benefits from us, including the following:

•	a bonus for the year during which the employee’s employment is terminated, which shall not be less than the target bonus amount for such year and shall be pro-rated for the days served;

•	a severance payment equal to two times (in the case of Mr. Winkler), 1.67 times (in the case of each of Messrs. Moore, Mayer, Maroney and Nibling) or 1.33 times (in the case of Mr. Weisgarber) the sum of the employee’s annual base salary and bonus;

•	for Messrs. Winkler, Moore, Mayer, Maroney and Nibling, all unvested stock options and restricted stock will immediately vest; and

•	additional benefits, such as health and disability coverage and benefits and a lump sum payment in lieu of an automobile allowance for up to 24 months (in the case of Mr. Winkler), 20 months (in the case of each Messrs. Moore, Mayer, Maroney and Nibling) or 16 months (in the case of Mr. Weisgarber) following the date of termination and an extended exercise period for options granted after the effective date of the agreements.

Change of Control Plan

Pursuant to the change of control plan, upon a “change of control” all unvested stock options and restricted stock will immediately vest. In addition, if at any time during the period that commences six months prior to and ends two years following the effective date of a “change of control,” the employee voluntarily terminates his employment for “good reason” (as defined below) or we terminate the employee’s employment other than for “cause,” the employee will be entitled to receive certain additional compensation and benefits from us, including the following:

•	a bonus for the year during which the employee’s employment is terminated, which shall not be less than the target bonus amount for such year and shall be pro-rated for the days served,

•	a severance payment equal to three times (in the case if Mr. Winkler), 2.5 times (in the case of each of Messrs. Moore, Mayer, Maroney and Nibling) or two times (in the case of Mr. Weisgarber) of the sum of the employee’s annual base salary and bonus and the amount we would be required to contribute on the employee’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the employee’s termination base salary,

•	the employee shall become fully vested in the employee’s accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans maintained by us;

•	additional benefits, such as health and disability coverage and benefits and a lump sum payment in lieu of a car allowance for up to three years (in the case of Mr. Winkler), 2.5 years (in the case of each Messrs. Moore, Mayer, Maroney and Nibling) or two years (in the case of Mr. Weisgarber) following the date of termination and an extended exercise period for options granted after the effective date of the agreements, and in the case of Mr. Winkler, a lump sum payment in lieu of outplacement services equal to 15% of his termination base salary; and

•	in the case of Messrs. Winkler, Moore, Mayer, Maroney and Nibling, additional payments to compensate for excise taxes imposed by Section 4999 of the Internal Revenue Code on the compensation and benefits provided.

General

All payments under both the severance plan and the change of control plan are designed to be paid in lump sum and are designed to avoid the taxation imposed by Section 409 of the Internal Revenue Code. Throughout the severance payout period (two years in the case of Mr. Winkler, 20 months in the case of Messrs. Moore, Mayer, Maroney and Nibling and 16 months in the case of Mr. Weisgarber) or the change of control payout period (three years in the case of Mr. Winkler, 2.5 years in the case of Messrs. Moore, Mayer, Maroney and Nibling and two years in the case of Mr. Weisgarber) the executive shall not induce any person in our employment to terminate such employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any business or entity that directly or indirectly competes in any material manner with us. The initial term of Mr. Winkler’s agreement terminates on June 20, 2008, the third anniversary of the effective date of the agreement, while the initial term of the other officers’ agreements terminates on March 21, 2009, the second anniversary of the effective date of the agreements. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive one-year periods.

“Cause” is generally defined as the executive’s (a) conviction of a felony; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us that is materially injurious; (c) willful and continued failure to devote substantially all of his business time to our business affairs, which failure is not remedied within a reasonable time after written demand is delivered; (d) unauthorized disclosure of our confidential information that is materially injurious to us; or (e) knowing or willful material violation of federal or state securities laws.

A “change of control” is generally defined as one of the following: (a) any person becomes the beneficial owner of our securities representing 20% or more of our combined voting power; (b) a change in the majority of the membership of our board occurs without approval by two-thirds of the directors who are continuing directors; (c) we are merged, consolidated or combined with another corporation or entity and our stockholders prior to such transaction own less than 55% of the outstanding voting securities of the surviving entity; (d) a tender offer or exchange offer is made and consummated by a person or group of persons for the ownership of

20% or more of our voting securities; or (e) there is a disposition, transfer, sale or exchange of all or substantially all of our assets, or stockholder approval of a plan of our liquidation or dissolution.

“Good reason” is generally defined as any of the following which results in the terms of employee’s employment having been detrimentally and materially affected: (a) failure to re-elect or appoint the employee to any corporate office or directorship he currently occupies or a material reduction in his authority, duties or responsibilities or if the executive is assigned duties or responsibilities materially inconsistent from those immediately prior to such assignment; (b) a material reduction in the employee’s compensation, benefits and perquisites; (c) we fail to obtain a written agreement satisfactory to the executive from our successor or assigns to assume and perform his employment agreement; or (d) we require the executive to be based at any office located more than 50 miles from our current offices.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers under our employment agreements (1) assuming that a change of control occurred on December 29, 2006, the last business day of fiscal year 2006, (2) assuming that a change of control and qualifying termination of employment occurred on December 29, 2006, the last business day of fiscal year 2006 and (3) assuming that a termination of employment without cause (and not within the change of control protective period), as described above, occurred on December 29, 2006, the last business day of fiscal year 2006. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a change of control, the named executive officers will receive the amounts reflected below.

							Value of
					Retirement	Value of	Restricted
		Cash	Other	Health and	Plan	Option	Stock	280G Tax	Total
Name	Trigger	Severance(1)	Benefits(2)	Insurance(3)	Contributions(4)	Acceleration(5)	Acceleration(6)	Gross-up(7)	Value(8)

Joseph C. Winkler	Change of Control	0	0	0	0	$7,305,103	$2,928,865	0	$10,233,968
	Change of Control Termination	$4,341,480	$106,800	$22,644	$27,000	$6,503,774	$2,928,865	$2,700,490	$16,631,053
	Termination without Cause(9)	$2,894,320	$97,200	$15,096	0	$6,503,774	$2,928,865	0	$12,439,255

J. Michael Mayer	Change of Control	0	0	0	0	$961,171	$766,507	0	$1,727,678
	Change of Control Termination	$1,500,605	$24,000	$18,870	$22,500	$800,909	$766,507	$662,558	$3,795,949
	Termination without Cause(9)	$1,002,404	$16,000	$12,580	0	$800,909	$766,507	0	$2,598,400

James F. Maroney	Change of Control	0	0	0	0	$502,326	$338,458	0	$840,784
	Change of Control Termination	$1,134,900	$24,000	$18,870	$22,500	$330,720	$338,458	$443,162	$2,312,610
	Termination without Cause(9)	$758,113	$16,000	$12,580	0	$330,720	$338,458	0	$1,445,871

Kenneth L. Nibling	Change of Control	0	0	0	0	$495,678	$332,098	0	$827,776
	Change of Control Termination	$1,063,970	$24,000	$18,870	$22,500	$330,720	$332,098	$419,180	$2,211,338
	Termination without Cause(9)	$710,732	$16,000	$12,580	0	$330,720	$332,098	0	$1,402,130

Robert L. Weisgarber	Change of Control	0	0	0	0	$604,371	$72,080	0	$676,451
	Change of Control Termination	$699,856	$19,200	$15,096	$18,000	$513,403	$72,080	0	$1,337,635
	Termination without Cause(9)	$465,404	$12,800	$10,064	0	0	0	0	$488,268

(1)	Represents the dollar value of cash severance based upon the appropriate multiple for the executive, multiplied by (a) the sum of the executive’s annual base salary, plus (b) the greater of the target bonus amount or the highest annual bonus paid during the prior three fiscal years. Amounts do not include a pro-rated bonus for fiscal year 2006 as the trigger event occurs on the last day of 2006 and thus the payout would be the same as if the trigger event had not occurred.

(2)	Represents a lump sum payment in lieu of a car allowance for the payout period following the date of termination, plus, in the case of Mr. Winkler, a lump sum payment in lieu of outplacement services equal to 15% of executive’s termination base salary. The employment agreements also provide incremental benefits received from fully vested accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans, and if cannot accelerate, the incremental benefit received from the payment of unvested benefits made in lump sum plus tax gross-up. No such benefits were accrued to any named executive officer as of December 29, 2006.

(3)	Represents continued benefits, such as medical, dental, disability and life insurance coverage and benefits for the payout period, based on our current costs to provide such coverage.

(4)	Represents the maximum amount we would be required to contribute on the executive’s behalf under our 401(k) Plan based on the executive’s termination base salary. We do not currently have any pension, deferred compensation or other retirement plans.

(5)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options, based on the spread between the closing price of our common stock ($21.20) on the NYSE on December 29, 2006 and the stock options’ exercise prices. In the event of a change of control only, represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options using the Black-Scholes model value based on the remaining expected life of the stock options. Mr. Weisgarber’s unvested stock options do not accelerate in the case of a termination without cause.

(6)	Represents the aggregate value of the acceleration of vesting of the executive’s unvested restricted stock, based on the closing price of our common stock ($21.20) on the NYSE on December 29, 2006. Mr. Weisgarber’s unvested restricted stock do not accelerate in the case of a termination without cause.

(7)	Represents an additional amount sufficient to offset the impact of any “excess parachute payment” excise tax and income tax payable by the executive pursuant to the provisions of the Internal Revenue Code (assuming a Federal tax rate of 36.45%) or any comparable provision of state law (assuming no state taxes). For ease of presentation, no value has at this time been ascribed to the non-competition provisions. Mr. Weisgarber does not receive any such tax gross-up benefits.

(8)	Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (if applicable).

(9)	Termination without cause and not within six months prior to, or 24 months after, a change of control.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2006 annual report on Form 10-K and in this proxy statement for the 2007 annual meeting of stockholders.

Compensation Committee of the Board of Directors
James D. Woods
R. Graham Whaling

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2006 and currently, the Compensation Committee of our board of directors consists of James D. Woods (Chairman) and R. Graham Whaling, each of whom are non-employee directors. Mr. Whaling was the Chairman and Chief Executive Officer of Laredo Energy LP until February 28, 2007. Subsequent to Laredo Energy III LP’s sale of its producing properties and undeveloped acreage to El Paso Corporation in November 2006, Mr. Whaling retired from Laredo Energy LP effective February 28, 2007. In 2006, Laredo Energy made payments to us in the amount of $623,290. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship as defined by SEC rules.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average Exercise	Equity Compensation
	Exercise of Outstanding	Price of Outstanding	Plans (Excluding
	Options, Warrants and	Options, Warrants and	Securities Reflected in
Plan Category	Rights(a)	Rights(b)	Column (a))(c)

Plans approved by stockholders	2,128,934	$13.42	1,740,697
Plans not approved by stockholders	0	0	0

Total	2,128,934	$13.42	1,740,697

(a)	Represents the number of securities to be issued upon exercise of outstanding options under our 2001 Stock Incentive Plan.

We assumed the CES 2003 Stock Incentive Plan and the IEM 2004 Stock Incentive Plan in connection with our September 2005 Combination with CES and IEM. While the plans will continue to govern the existing options granted thereunder, they were terminated in connection with the Combination as to any future awards. Similarly, we assumed the Pumpco Services, Inc. 2005 Stock Incentive Plan in connection with our acquisition of Pumpco Services, Inc. in November 2006 and while the plan will continue to govern the existing options granted thereunder, the plan was terminated in connection with the acquisition as to any future awards. As of December 31, 2006, (i) options for 1,522,884 shares of our common stock were outstanding under the CES 2003 Stock Incentive Plan with a weighted-average exercise price of $4.31; (ii) options for 67,742 shares of our common stock were outstanding under the IEM 2004 Stock Incentive Plan with a weighted-average exercise price of $5.67; and (iii) options for 145,000 shares of our common stock were outstanding under the Pumpco Services, Inc. 2005 Stock Incentive Plan with a weighted-average exercise price of $5.00.

(b)	Represents the weighted-average exercise price of outstanding options under our 2001 Stock Incentive Plan.

(c)	Represents the number of securities remaining available for issuance under our 2001 Stock Incentive Plan, excluding securities to be issued upon exercise of outstanding options under the 2001 Stock Incentive Plan, the CES 2003 Stock Incentive Plan, the IEM 2004 Stock Incentive Plan or the Pumpco Services, Inc. 2005 Stock Incentive Plan.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Complete Production Services’ audited financial statements for the fiscal year ending December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006 and the notes thereto.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Complete Production Services’ accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting.

Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with Grant Thornton LLP. The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Further, the Audit Committee reviewed Grant Thornton LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules.

The Audit Committee has also received written disclosures and the letter from Grant Thornton LLP required by Public Company Accounting Oversight Board’s Rule 3600T, which adopts on an interim basis, Independence Standards Board Standard No. 1, as amended “Independence Discussions with Audit Committees,” and has discussed with Grant Thornton LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of Complete Production Services that its audited financial statements be included in the its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee of the Board of Directors
W. Matt Ralls
Robert S. Boswell
R. Graham Whaling

Independent Registered Public Accountants

Grant Thornton LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2006 and 2005 as follows:

Type of Fees	Fiscal 2006	Fiscal 2005

Audit Fees	$1,401,550	$1,624,765
Audit-Related Fees	0	509,842
Tax Fees	250,000	297,800
All Other Fees	0	0

Total	$1,651,550	$2,432,407

Audit Fees

The category includes fees associated with our annual audit and the review of our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements and the assistance with the review of our SEC registration statements and our debt offering audit.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees associated with tax return preparation, tax planning for merger and acquisition activities and tax consultations.

All Other Fees

We did not engage Grant Thornton LLP to provide any other services during the fiscal years ended December 31, 2006 or 2005.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Grant Thornton LLP and has determined the rendering of such non-audit services was compatible with maintaining Grant Thornton LLP’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal year 2006 and 2005 all audit fees, audit-related fees, and tax fees were approved by the Audit Committee directly.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Grant Thornton LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Grant Thornton LLP for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy and Procedures

Effective as of February 2007, our board adopted a written Related Party Transactions Policy and Procedures. A related party transaction (as defined below) may be consummated or may continue only if the Nominating Committee of our board of directors approves or ratifies the transaction in accordance with the guidelines set forth in the policy. If advance committee approval of a related party transaction requiring the committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chairman of the Nominating Committee subject to ratification of the transaction by the Nominating Committee at the committee’s next regularly scheduled meeting; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall present to the Nominating Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto and shall update the Nominating Committee as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Nominating Committee of all then current related party transactions. In addition, under our policy, any related party transactions which could reasonably be expected to have a material impact on our financial statements shall be brought to the attention of the Audit Committee of our board of directors.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Complete Production Services (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our board, one of our executive officers or a nominee to become a member of our board; (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

Prior to February 2007, the charter of the Audit Committee required that it review with management and our independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on our financial statements. In connection with this requirement, each of the transactions or relationships disclosed below were disclosed to and approved by our Audit Committee and our board of directors. In addition, transactions involving our directors were disclosed and reviewed by our Nominating Committee in its assessment of our directors’ independence requirements. To the extent such transactions are ongoing business relationships, they will continue only if ratified by our Nominating Committee in accordance with the guidelines set forth in our recently adopted related party transactions policy and procedures.

Related Person Transactions

On November 8, 2006, we acquired all of the outstanding capital stock of Pumpco Services, Inc. pursuant to the terms of a Stock Purchase Agreement, dated as of November 8, 2006. Pumpco Services, Inc. is a provider of pressure pumping services in the Barnett Shale basin of north Texas and owns and operates a fleet of pressure pumping units. Consideration for the acquisition included approximately $157.5 million in cash and 1,010,566 shares of our common stock. In addition, Pumpco Services, Inc. had debt outstanding of approximately $30.3 million at the time of the acquisition. Prior to the acquisition, SCF-VI, L.P. was the majority stockholder of Pumpco Services, Inc. and is an affiliate of SCF-IV, L.P., which holds approximately 35% of the outstanding shares of our common stock. Andrew L. Waite (our director) and David C. Baldwin (our director in 2006) are officers of the ultimate general partner of SCF-VI, L.P., L .E. Simmons and Associates, Incorporated. Our board of directors established a Special Committee of directors, each independent of SCF-IV, L.P., or any of its affiliates, to review and approve the terms of the transaction. The nature and amount of the consideration paid was determined by negotiations between the stockholders of Pumpco Services, Inc. and our management under the direction of the Special Committee.

We provide services to Laramie Energy, an exploration and production company. Robert S. Boswell is a principal of Laramie as well as the Chairman and Chief Executive Officer. Mr. Boswell is a member of our board of directors. Laramie paid us approximately $29.4 million for such services for the year ended December 31, 2006.

In connection with CES’s acquisition of Hamm Co. in 2004, CES entered into a Strategic Customer Relationship Agreement with Continental Resources, Inc. (“Continental Resources”). By virtue of our Combination in September 2005 with CES, we are now a party to such agreement. The agreement provides Continental Resources the option to engage a limited amount of our assets into a long-term contract at market rates. Harold G. Hamm is a majority owner as well as the Chairman and Chief Executive Officer and a director of Continental Resources. Mr. Hamm serves as a member of our board of directors. We sell services and products to Continental Resources and its subsidiaries. Revenues attributable to these sales totaled approximately $37 million for the year ended December 31, 2006. In addition, we lease offices and an oilfield yard from Continental Management Co. and Mr. Hamm for an aggregate of approximately $8,000 per month. These leases expire between 2009 and 2010. Mr. Hamm is the owner of Continental Management Co.

Michael McShane is the Chief Executive Officer of Grant Prideco. Mr. McShane is a member of our board of directors. In 2006, we paid Grant Prideco approximately $2.1 million for products.

Marcus A. Watts is a partner in the law firm of Locke Liddell. Mr. Watts is a member of our board of directors. In 2006, we made payments of approximately $704,253 to Locke Liddell for legal services.

R. Graham Whaling was the Chairman and Chief Executive Officer of Laredo Energy LP until February 28, 2007. Subsequent to Laredo Energy III LP’s sale of its producing properties and undeveloped acreage to El Paso Corporation in November 2006, Mr. Whaling retired from Laredo Energy LP effective February 28, 2007. Mr. Whaling is a member of our board of directors. In 2006, Laredo Energy made payments to us in the amount of $623,290.

We believe that all of these related party transactions were either on terms at least as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties or were negotiated in connection with acquisitions, the overall terms of which were as favorable to us as could have been obtained through arm’s-length negotiations with unaffiliated third parties.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2006 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2008 proxy statement, your proposal must be received by us no later than December 14, 2007, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Bylaws.  Under our Amended and Restated Bylaws (“bylaws”), in order to nominate a director or bring any other business before the stockholders at the 2008 annual meeting that will not be included in our proxy statement, you must comply with these procedures as described below. In addition, you must notify us in writing and such notice must be delivered to our Secretary no earlier than January 25, 2008 and later than February 24, 2008.

Our bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by stockholders for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

Our bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our director.

You may write to our Secretary at our principal executive office, 11700 Old Katy Road, Suite 300, Houston, Texas 77079 to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Complete Production Services, Inc., 11700 Old Katy Road, Suite 300, Houston, Texas 77079, or contact Investor Relations by telephone at (281) 372-2300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

COMPLETE PRODUCTION SERVICES, INC.

James F. Maroney
Vice President, Secretary and General Counsel

COMPLETE PRODUCTION SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 24, 2007
9:30 a.m.
St. Regis Hotel, Houston
1919 Briar Oaks Lane
Houston, TX 77027

Complete Production Services, Inc. 11700 Old Katy Road, Suite 300 Houston, Texas, 77079	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2007.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Joseph C. Winkler and James F. Maroney, and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

ò Please detach here ò
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect three Class II directors to serve for three-year terms until the annual meeting of stockholders in 2010:	01 Harold G. Hamm 02 W. Matt Ralls	03 James D. Woods	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the year ending December 31, 2007.

☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.